Exhibit 10.1

Release, Rescission and Termination Agreement

•	Optionable, Inc. and HQ Trading agree to sever their relationship and terminate, nullify, and deem void the acquisition agreement & all employment agreements.
•	HQ Trading will keep the $400,000.00 payment made by Optionable, Inc.
•	HQ Trading will agree to no recourse of any kind toward Optionable, Inc.
•	Optionable, Inc. will agree to no recourse of any kind toward HQ Trading.
•	Optionable, Inc. and HQ Trading agree that the revenue and expense sharing cut off to be after the close of business on May 14, 2007.
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Both Optionable and HQ Trading will maintain the right to HQ Trading customer list and the use there of but all other assets transferred or sold under the acquisition agreement are here by transferred back to HQ Trading.

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Optionable, Inc will release Towne, Holmquist, McHugh, Troiani and Lashley from any further obligations under the employment contracts and Towne, Holmquist, McHugh, Troiani and Lashley will release Optionable from any further obligations under the employment contracts.

•	All warrant rights terminate upon termination of employment.
•	HQ Trading will reimburse Optionable, Inc. for office equipment in the approximate amount of $2,000.00.
•	Trading rights transfer back to Optionable, Inc. from HQ Trading.

/s/ Albert Helmig	/s/ William Lashley
Albert Helmig	William Lashley

/s/ Peter Holmquist	/s/ Nicole Troiani
Peter Holmquist	Nicole Troiani

/s/ Douglas Towne	/s/ Joseph McHugh
Douglas Towne	Joseph McHugh